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                                                                      EXHIBIT 21



                   LIST OF THE SUBSIDIARIES OF THE REGISTRANT


Name of Subsidiary (1)                                       State of Incorporation
------------------                                           ----------------------
Caronuts, Inc.                                               North Carolina

Vista Bakery, Inc.                                           North Carolina

South MECKCA, LLC                                            Delaware

West MECKCA, LLC                                             Delaware

     Norbehouse, LP(2)                                       Delaware

         HSW Mortgage Corp.(3)                               North Carolina





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(1)      Each subsidiary does business under only its corporate name.
(2)      Subsidiary of South MECKCA, LLC and West MECKCA, LLC.
(3)      Subsidiary of Norbehouse, L.P.